UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3) *

Old Line Bancshares, Inc. (OLBK)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

67984M100
(CUSIP Number)

12/31/2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67984M100                                                                      Page 2 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	200,949 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	200,949 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		200,949 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.61%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 200,949 shares common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No. 67984M100                                                                      Page 3 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	5,947 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	5,947 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		5,947 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.05%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 5,947 shares common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No. 67984M100                                                                      Page 4 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	385,685 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	385,685 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		385,685 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.08%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 385,685 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No. 67984M100                                                                      Page 5 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	629,424 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	243,739 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		629,424 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.03%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 200,949 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 5,947 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 385,685 shares of common of the Issuer held by Bridge Equities III LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 36,843 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
(2)	Consists of 200,949 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 5,947 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member and 36,843 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 67984M100                                                                      Page 6 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin S. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	629,424 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	243,739 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		629,424 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.03%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 200,949 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 5,947 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 385,685 shares of common of the Issuer held by Bridge Equities III LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 36,843 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 200,949 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 5,947shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member and 35,843 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No. 67984M100                                                                      Page 7 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Andrew Jose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER	3,734 (1)
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER
EACH REPORTING	7	SOLE DISPOSITIVE POWER	3,734 (1)
PERSON WITH	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		3,734 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.03%
12	TYPE OF REPORTING PERSON		IN

(1) Consists of 3,734 shares of common stock of the Issuer held by Andrew Jose, co-founder and managing partner of FJ Capital Management LLC.

CUSIP No. 67984M100                                                                      Page 8 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	385,685 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	385,685 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		385,685 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.08%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 385,685 shares of common stock of the Issuer held by Bridge Equities III, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 67984M100                                                                      Page 9 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	385,685 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	385,685 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		385,685 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.08%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 385,685 shares of common stock of the Issuer held by Bridge Equities III, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 67984M100                                                                      Page 10 of 14

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	385,685 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	385,685 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		385,685 (1))
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.08%
12	TYPE OF REPORTING PERSON		CO

(1) Consists of 385,685 shares of common stock of the Issuer held by Bridge Equities III LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 67984M100                                                                      Page 11 of 14

Item 1(a).	Name of Issuer:

Old Line Bancshares, Inc. (OLBK)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1525 Pointer Ridge Place Bowie, MD 20716

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

Bridge Equities III, LLC

FJ Capital Management LLC

Martin S. Friedman Andrew Jose SunBridge Manager, LLC SunBridge Holdings, LLC Realty Investment Company, Inc
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Financial Opportunity Fund LLC 1313 Dolley Madison Blvd., Ste 306 McLean, VA 22101 Financial Opportunity Long/Short Fund LLC 1313 Dolley Madison Blvd., Ste 306 McLean, VA 22101
Bridge Equities III, LLC 8171 Maple Lawn Blvd, Suite 375 Fulton, MD 20759 FJ Capital Management, LLC 1313 Dolley Madison Blvd., Ste 306
McLean, VA 22101 Martin S. Friedman 1313 Dolley Madison Blvd., Ste 306 McLean, VA 22101 Andrew Jose 1313 Dolley Madison Blvd., Ste 306 McLean, VA 22101

CUSIP No. 67984M100                                                                      Page 12 of 14

SunBridge Manager, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company, Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen Andrew Jose – United States citizen
Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:
67984M100

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a) (19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 67984M100                                                                      Page 13 of 14

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

Financial Opportunity Fund LLC – 200,949 shares

Financial Opportunity Long/Short Fund – 5,947 shares

Bridge Equities III, LLC – 385,685 shares

FJ Capital Management LLC – 629,424 shares

Andrew Jose – 3,734 shares

Martin S. Friedman – 629,424 shares

SunBridge Manager, LLC – 385,685 shares

SunBridge Holdings, LLC - 385,685 shares

Realty Investment Company, Inc - 385,685 shares

(b)	Percent of class:

Financial Opportunity Fund LLC – 1.61%

Financial Opportunity Long/Short Fund LLC – 0.05%

Bridge Equities III, LLC - 3.08%

FJ Capital Management LLC – 5.03%

Martin S. Friedman – 5.03%

Andrew Jose – 0.03%

SunBridge Manager, LLC - 3.08%

SunBridge Holdings, LLC - 3.08%

Realty Investment Company Inc - 3.08%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

Andrew Jose – 3,734 Shares

	(ii)	Shared power to vote or to direct the vote

Financial Opportunity Fund LLC – 200,949 shares

Financial Opportunity Long/Short Fund – 5,947 shares

Bridge Equities III, LLC – 385,685 shares

FJ Capital Management LLC – 629,424 shares

Martin S. Friedman – 629,424 shares

SunBridge Manager, LLC – 385,685 shares

SunBridge Holdings, LLC - 385,685 shares

Realty Investment Company, Inc - 385,685 shares

	(iii)	Sole power to dispose or to direct the disposition of

Andrew F. Jose – 3,734 Shares

CUSIP No. 67984M100                                                                      Page 14 of 14

(iv) Shared power to dispose or to direct the disposition of

Financial Opportunity Fund LLC – 200,949 shares

Financial Opportunity Long/Short Fund – 5,947 shares

Bridge Equities III, LLC – 385,685 shares

FJ Capital Management LLC – 243,739 shares

Martin S. Friedman – 243,739 shares

SunBridge Manager, LLC – 385,685 shares

SunBridge Holdings, LLC - 385,685 shares

Realty Investment Company, Inc - 385,685 shares

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/13/2018

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial Opportunity long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ Capital Management LLC

By: /s/ Martin S. Friedman

Name:

Title:

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

Andrew F. Jose By: FJ Capital Management, LLC, its Managing Member By: /s/ Andrew F. Jose Name: Andrew F. Jose Title: Co-Founder and Managing Partner

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Old Line Bancshares, Inc. shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY Fund LLC

By:      FJ Capital Management, LLC

By:        /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FINANCIAL OPPORTUNITY LONG/SHORT Fund LLC

By:        /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ Capital Management LLC

 By:        /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

 /s/ Martin S. Friedman

MARTIN S. FRIEDMAN

ANDREW JOSE

By: /s/ Andrew Jose

       Name: Andrew Jose

      Title: Co-founder & Managing Partner

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President